JUSTEENE BLANKENSHIP, PLLC	7069 S. Highland Dr., Suite 300
Salt Lake City, UT 84121
(801) 274-1011 Voice
(801) 274-1099 Fax
justblank2000@yahoo.com

Exhibit 5.1 & 23.2

June 17,  2008

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: THE ANDINA GROUP, INC., Form S-1 Registration Statement

Ladies and Gentlemen:

I have been retained by The Andina Group, Inc., (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) relating to 2,146,600 shares of common stock, $.001 par value per share.  You have requested that I render an opinion as to whether the common stock as proposed to be sold on the terms set forth in the Registration Statement is validly issued, fully paid and non-assessable.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon

Based on my examination mentioned above, I am of the opinion that the securities being sold pursuant to the Registration Statement, which are already issued, will be when sold in the manner described in the Registration Statement, duly and validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States, the laws of the State of Nevada, and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm under “Interests of Named Experts and Counsel” in the related Prospectus.

Very truly yours,

/s/ Justeene Blankenship,  PLLC

Justeene Blankenship, PLLC